Exhibit 99.1


                The Neiman Marcus Group Reports October Revenues

    DALLAS--(BUSINESS WIRE)--Nov. 3, 2005--The Neiman Marcus Group, Inc. (NYSE:NMG.A) (NYSE:NMG.B) announced the following preliminary company-wide revenues:


                                 4 weeks ended
                         October 29,        October 30,
                            2005               2004          % Change
                     ------------------- ----------------- -----------

Total Revenues          $325 million       $306 million           6.2%

Comparable Revenues     $319 million       $298 million           7.0%


                                13 weeks ended
                             (1st Fiscal Quarter)
                         October 29,        October 30,
                            2005               2004          % Change
                     ------------------- ----------------- -----------

Total Revenues          $976 million       $908 million           7.5%

Comparable Revenues     $962 million       $888 million           8.4%


    Comparable revenues for the four weeks and quarter ended October 30, 2004 exclude the sales of Chef's Catalog prior to its disposition in November 2004.
    In the four-week October period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus stores and Bergdorf Goodman, increased 6.7 percent. Revenue growth trends were the strongest in the Company's stores in the South and West Coast regions. The merchandise categories in the Specialty Retail Stores segment that performed the strongest included women's contemporary sportswear and couture apparel, men's shoes, designer handbags and jewelry.
    Comparable revenues at Neiman Marcus Direct for the four-week October period increased 11.7 percent. The top selling merchandise categories in the Direct Marketing segment included shoes, handbags, jewelry, women's apparel and men's.
    Comparable revenues for the Neiman Marcus Group for the first quarter of fiscal year 2006 increased 8.4 percent. For the first quarter of fiscal year 2006, Specialty Retail Stores comparable revenues increased 8.8 percent. Comparable revenues for the first quarter of fiscal year 2006 compared to last year increased 8.0 percent and 13.7 percent at Neiman Marcus Stores and Bergdorf Goodman, respectively. Neiman Marcus Direct first quarter fiscal year 2006 revenues were 10.4 percent above last year.
    The Neiman Marcus Group plans to report first quarter earnings on Thursday, December 8, 2005. The Company will host a conference call the same day that will be simultaneously webcast.
    The Company's four-week reporting period is consistent with last year and reflects a 4-5-4 week first quarter.
    The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow, Chef's Catalog and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.
    From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.
    The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
    These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.



    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214-743-7625
             or
             Stacie Shirley, 214-757-2967